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For Immediate Release

Contacts:	Badger Paper: William H. Peters, CFO 715-582-5203

Badger Announces Significantly Improved Results
For the First Quarter of 2004

Peshtigo, WI – April 22, 2004 – Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI) Badger Paper Mills, Inc., one of the nation’s leaders in the manufacture of flexible packaging and specialty papers, reported significantly improved first quarter results. Badger also plans to reduce its union workforce by 20% during the second quarter, including offering an early retirement program for union employees.

“Our objective is to reduce costs to position Badger as a profitable company in our very competitive marketplace,” reported Ronald Swanson, Badger’s president and CEO.

Badger incurred a one time restructuring charge of $1.3 million in the first quarter of 2004. Over the past several months work redesign teams, consisting of Badger union and salaried employees, have been working diligently to define efficient work processes. Our unions have strongly endorsed the lean manufacturing initiative. Workplace redesign will be implemented during the second quarter.

Without the restructuring charge, the Company would have reported an operating loss of $456,000 in the first quarter of 2004 compared to a $1,455,000 operating loss during the same period last year and an operating loss of $1,489,000 during the fourth quarter of 2003. This significant improvement is due to our successful cost reduction efforts, which include salaried workforce reduction, manufacturing efficiency improvements, and improved quality and service to our customers. Badger’s improved results were attained in spite of continuing cost increases for pulp and energy, training and other front-end one time workplace redesign costs and weak product pricing in many segments as a result of difficult market conditions. “If workplace redesign had been implemented at the beginning of the first quarter, Badger would have been profitable”, stated Swanson. “This is an indication of the progress we have made.”

Badger Paper Mills, Inc.

The Company reported a net loss for the first quarter of 2004 of $1,876,000, or $0.92 per share which includes the one time restructuring charge of $1,303,000, compared to a $1,021,000 net loss or $0.50 per share for the same quarter last year. Net sales during the first quarter of 2004 were $17,378,000 compared to $19,669,000 for the same period in 2003.

“Significant progress has been made to improve Badger’s performance. Workplace redesign will be implemented during the second quarter of 2004. We will continue to reduce manufacturing costs through waste reduction and efficiency improvement. We also anticipate an improved pricing environment and better shipment volume. We expect our new business development process, formalized late last year, will result in significant new product activity. We anticipate increasing pulp costs and high natural gas prices during the second quarter,” said Swanson.

“We are not satisfied with Badger’s performance but we are progressing toward our goal to properly position Badger in the markets we serve. We have strengthened our company, are committed to our new team based culture and our improved responsiveness to our customers. We are leveraging our recent investments to grow select markets and improve our bottom line,” Swanson stated.

Forward-Looking Statements

This release may contain one or more “forward-looking statements” that may state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. In this release, statements containing words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. In making such forward-looking statements, the Company undertakes no obligation to publicly update or revise any such statements.

Forward-looking statements of the Company are based on information available to the Company as of the date of such statements and reflect the Company’s expectations as of such date, but are subject to risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. In addition to specific factors, which may be described in connection with any of the Company’s forward-looking statements, factors that could cause actual results to differ materially include:

—	Increased competition from domestic or foreign paper producers, or providers of alternatives to the Company’s products, including increases in competitive production capacity and/or weakness in demand for paper products

Badger Paper Mills, Inc.

—	Changes in the price of pulp, the Company’s main raw material. The Company purchases all of its pulp on the open market and price changes for pulp have a significant impact on the Company’s costs

—	Interruptions in the supply of, or increases and/or changes in the price of energy (principally electricity and natural gas) that the Company needs in its manufacturing operations

—	Changes in demand for the Company’s products due to overall economic activity affecting the rate of consumption of the Company’s paper products, growth rates of the end markets for the Company’s products, technological or consumer preference changes and acceptance of the Company’s products by the markets it serves

Further information about risks and uncertainties discussed above as well as additional material risks related to the Company’s business can be found in the Company’s Annual Report on Form 10-K for the year 2003 and other filings the Company has made from time to time with the Securities and Exchange Commission.

Financial Tables Follow

Badger Paper Mills, Inc.

Badger Paper Mills, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(Dollars in thousands, except per share data)	For Three Months Ended March 31
	2004	2003
Net Sales	$17,378	$19,669
Cost of Sales	16,641	19,663

Gross Profit	737	6
Selling and Administrative Expenses	1,193	1,461
Restructuring Charge	1,303	0

Operating Loss	(1,759)	(1,455)
Interest Expense	(123)	(97)
Interest Income	1	2
Other Income (Expense). Net	5	3

Loss Before Income Taxes	(1,876)	(1,547)
Income Tax Benefit	0	(526)

Net Loss	($ 1,876)	($ 1,021)

Net Loss Per Share	($ 0.92)	($ 0.50)
Average Shares Outstanding - Basic	2,039,618	2,030,480